Exhibit 16.1
BTHC X, Inc.
File # 0-52237
Form 10-K
For the year ended December 31, 2009

Letterhead of S. W. Hatfield, CPA

March 29, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On March 29, 2010, this Firm received the final draft copy of an Annual Report on Form 10-K to be filed by BTHC X, Inc. (SEC File #0-52237, CIK # 1373685) (Company) reporting an Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have no disagreements with the statements made in the draft Form 10-K,  Item 9 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas